EXHIBIT 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Troy Financial Corporation

We consent to incorporation by reference in the following registration statements:

   File No. 333-94061 on Form S-8, and
   File No. 333-43260 on Form S-8

of Troy Financial Corporation of our report dated November 7, 2003, with respect to the consolidated statements of financial condition of Troy Financial Corporation and subsidiaries as of September 30, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended September 30, 2003, which report appears in the September 30, 2003 Annual Report on Form 10-K of Troy Financial Corporation.

Our report refers to the Company's adoption of changes in accounting for goodwill and intangible assets.

/s/ KPMG LLP


Albany, New York
December 29, 2003